Exhibit 99.1

Turnstone Biologics Corp. Reports Fourth Quarter and Full Year 2024 Financial Results

SAN DIEGO, Mar. 28, 2025 (GLOBE NEWSWIRE) -- Turnstone Biologics Corp. (“Turnstone” or the “Company”) (Nasdaq: TSBX), a biotechnology company historically focused on the development of a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (“Selected TIL”) therapy, today announced its financial results for the fourth quarter and full year ended December 31, 2024, and provided recent corporate updates.

Corporate Updates

In November 2024, the Company presented preclinical data on its Selected TIL therapies at the 2024 Society for Immunotherapy of Cancer (“SITC”) Annual Meeting. Turnstone also presented clinical data at the SITC TIL Symposium in a presentation titled “TIDAL-01: Enriching for a More Potent TIL Population with Selected TIL Therapy”.

In January 2025, Turnstone made the determination to discontinue all TIDAL-01 clinical studies and halted further development of the program. As a result, the Company initiated a process to explore a range of potential strategic alternatives focused on maximizing shareholder value. Turnstone continues to evaluate strategic alternatives and will provide additional updates when it is determined that further disclosure is appropriate or legally required.

Financial Highlights

Cash, Cash Equivalents and Short-Term Investments: As of December 31, 2024, cash, cash equivalents, and short-term investments were $28.9 million.

Research and Development (“R&D”) Expenses: R&D expenses for the three months ended December 31, 2024, were $8.2 million, compared to $13.5 million for the same period in 2023. The decrease was due primarily to corporate restructuring, workforce reduction, and strategic prioritization of pipeline.

General and Administrative (“G&A”) Expenses: G&A expenses for the three months ended December 31, 2024, were $3.2 million, compared to $4.4 million for the same period in 2023. The decrease was due primarily to reductions in personnel costs, professional service costs, and other general and administrative costs.

Net Loss: Net loss for the three months ended December 31, 2024, was $12.9 million, compared to net loss of $16.5 million for the same period in 2023.

About Turnstone

Turnstone Biologics is a biotechnology company historically focused on the development of a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (“Selected TIL”) therapy. For additional information about Turnstone, please visit www.turnstonebio.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that may occur in the future are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements in this press release regarding Turnstone’s plans to explore and evaluate a range of potential strategic alternatives focused on maximizing shareholder value. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: Turnstone’s ability to execute its planned exploration and evaluation of strategic alternatives; and unexpected demands on Turnstone’s cash resources. For a fuller description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, see

Turnstone’s Annual Report on Form 10-K for the year ended December 31, 2024, to be filed with the Securities and Exchange Commission, and Turnstone’s Quarterly Reports on Form 10-Q, especially, in each case, under the caption “Risk Factors,” as well as other documents that may be filed by Turnstone from time to time with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Turnstone undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contact:

Ahmed Aneizi
Investor Relations
Turnstone Biologics
(347) 897-5988
ahmed.aneizi@turnstonebio.com

Turnstone Biologics, Corp.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)(unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$—	$—	$—	$19,306
Operating expenses:
Research and development	8,160	13,458	56,104	60,491
General and administrative	3,218	4,398	16,390	17,847
Total operating expenses	11,378	17,856	72,494	78,338
Loss from operations	(11,378)	(17,856)	(72,494)	(59,032)
Other (expense) income, net	(659)	1,241	1,694	3,546
Net loss before income taxes	(12,037)	(16,615)	(70,800)	(55,486)
(Provision) benefit for income taxes	(835)	165	(37)	286
Net loss	$(12,872)	$(16,450)	$(70,837)	$(55,200)
Other comprehensive (loss) income	(6)	122	(83)	294
Total comprehensive loss	$(12,878)	$(16,328)	$(70,920)	$(54,906)
Net loss attributable to common stockholders, basic and diluted	(12,872)	(16,773)	(70,837)	(55,239)
Weighted-average shares of common stock outstanding, basic and diluted	23,059,747	22,934,594	23,037,078	11,562,910
Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(0.73)	$(3.07)	$(4.78)

Turnstone Biologics, Corp.

Condensed Consolidated Balance Sheet

(amount in thousands)

	December 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents and short term investments	$28,926	$94,777
Total assets	40,139	112,815
Total liabilities	8,672	14,148
Total stockholders' deficit	31,467	98,667